                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                                  (in millions)

                                                            First Three
                                                               Months                  For the Years Ended December 31,
                                                                2004       2003       2002       2001       2000       1999
                                                            -----------  -------    -------    -------    -------    -------
Earnings
Income/(loss) before income taxes, minority interest and
     change in accounting                                     $    43    $(1,191)   $  (133)   $  (175)   $   424    $ 1,172
Earnings of non-consolidated affiliates                           (11)       (55)       (44)       (24)       (56)       (47)
Cash dividends received from non-consolidated affiliates            3         35         16         12         17         24
Fixed charges                                                      31        126        139        174        215        173
Capitalized interest, net of amortization                          --          3          1         (2)        (3)        (1)
                                                              -------    -------    -------    -------    -------    -------
     Earnings                                                 $    66    $(1,082)   $   (21)   $   (15)   $   597    $ 1,321
                                                              =======    =======    =======    =======    =======    =======

Fixed Charges
Interest and related charges on debt                          $    24    $    97    $   109    $   139    $   176    $   149
Portion of rental expense representative of the
     interest factor                                                7         29         30         35         39         24
                                                              -------    -------    -------    -------    -------    -------
     Fixed charges                                            $    31    $   126    $   139    $   174    $   215    $   173
                                                              =======    =======    =======    =======    =======    =======

Ratios
Ratio of earnings to fixed charges*                               2.1        N/A        N/A        N/A        2.8        7.6


----------
* For the years ended December 31, 2003, 2002 and 2001, fixed charges exceeded earnings by $1,208 million, $160 million and $189 million, respectively, resulting in a ratio of less than one.